EX-28.d.3.h.ii

EXHIBIT A
SUBADVISORY AGREEMENT
AMONG
NATIONWIDE VARIABLE INSURANCE TRUST,
NATIONWIDE FUND ADVISORS
AND LAZARD ASSET MANAGEMENT LLC

Effective December 10, 2015
As amended January 1, 2023*

Funds of the Trust	Subadvisory Fees
NVIT International Equity Fund	0.35% on Subadviser Assets up to $50 million; and 0.30% on Subadviser Assets of $50 million or more

*As approved at the Board of Trustees Meeting held on December 6-7, 2022.

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IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.
TRUST
NATIONWIDE VARIABLE INSURANCE TRUST

By:/s/ Christopher Graham
Name: Christopher Graham
Title: VP, Chief Investment Officer

ADVISER
NATIONWIDE FUND ADVISORS

By:/s/ Christopher Graham
Name: Christopher Graham
Title: VP, Chief Investment Officer

SUBADVISER
LAZARD ASSET MANAGEMENT LLC

By: /s/ Nathan Paul
Name: Nathan Paul
Title: Chief Business Officer